Exhibit 99.1

Rogers Corporation Reports 2012 Third Quarter Results

ROGERS, Conn.--(BUSINESS WIRE)--November 5, 2012--Rogers Corporation (NYSE:ROG) (“Rogers” or the “Company”) today announced third quarter 2012 net sales of $130.2 million and earnings per share from continuing operations of $3.46 per diluted share, which includes net favorable special adjustments of $2.77 per diluted share. Excluding these special adjustments, non-GAAP income from continuing operations was $0.69 per diluted share. Net sales and non-GAAP income from continuing operations were within the Company’s previously announced third quarter guidance ranges of $127 to $135 million in net sales with non-GAAP earnings from continuing operations of $0.60 to $0.70 per diluted share. Third quarter 2011 net sales were $147.3 million with income from continuing operations of $0.93 per diluted share, which included net favorable special adjustments of $0.04 per diluted share.

During the third quarter of 2012, Rogers benefited from one-time net discrete tax items of $50.0 million, the most significant of which was the reversal of a valuation allowance on the majority of the Company’s U.S. deferred tax assets. The Company also recorded net charges of $1.0 million related to the closure of its manufacturing facility in Bremen, Germany, $1.3 million in charges related to a previously disclosed pension payout to its former Chief Executive Officer, and $0.5 million of other restructuring related charges. A reconciliation of the non-GAAP to GAAP operating results discussed in the preceding paragraph is included at the end of this release.

Business Segment Discussion

High Performance Foams

In the third quarter of 2012, High Performance Foams reported net sales of $48.0 million, a decrease of 3.5% compared to the third quarter 2011 all-time record sales of $49.8 million. Sales were down slightly in this year’s third quarter primarily due to a decline in sales of PORON® foam into tablet computer applications due to inventory in the supply chain during model changeover. This was partially offset by continued strong demand for PORON® XRD® extreme impact protection materials for protective cases for smart phones and tablets, as well as sports impact apparel. This segment also saw an increase in sales into general industrial applications, including automotive and hybrid electric vehicles.

Printed Circuit Materials

Net sales of Printed Circuit Materials totaled $43.4 million for the third quarter of 2012, an increase of 1.0% from the $43.0 million reported in the third quarter of 2011. There was continued strength in demand for automotive radar safety sensors and antenna applications for communications infrastructure, partially offset by weaker demand in the high reliability market. Additionally, during the quarter, demand increased for printed circuit materials in the telecom base station market in China.

Power Electronics Solutions

Curamik Electronics Solutions reported net sales of $22.1 million for the third quarter of 2012, a decrease of 40.0% compared to the third quarter 2011 record net sales of $36.8 million. Lower net sales at Curamik in the third quarter of 2012 were primarily related to the ongoing slowdown in global capital and infrastructure spending, which negatively impacted demand for industrial motor drives and wind energy applications. The Company believes that these markets will remain at these levels for the near term but the long term outlook remains positive.

Power Distribution Systems (PDS) third quarter of 2012 net sales were $9.4 million, a decrease of 16.7% compared to $11.3 million in the third quarter of 2011. The decline in sales was due primarily to continued curtailed spending on infrastructure projects in the mass transit market, primarily in Europe and China. Also, overall sales into the wind and solar energy markets continued to lag. These declines were partially offset by a significant increase in demand for its power distribution products in the automotive market.

Joint Ventures

Rogers’ 50% owned High Performance Foams joint venture sales totaled $20.0 million this quarter, an increase of 13.0% compared to the $17.7 million sold in the third quarter of 2011. The increase was due to higher demand in the gaming console market as customers prepared for the upcoming holiday season.

Operational Highlights

As previously announced, the Company has undertaken several initiatives to streamline its operations and rationalize its cost structure. These initiatives contributed approximately $4.5 million of cost improvements in the third quarter of 2012, which is ahead of the previously projected improvement of about $3.0 million for the third quarter.

The shutdown and partial relocation of the Bremen, Germany silicone operations continues as planned. The Company anticipates that this move will result in profitability improvements of approximately $1.4 million annually. The Company recognized approximately $1.4 million of pre-tax charges related to this action in the third quarter of 2012, bringing the total pre-tax charges to date to approximately $2.9 million. This project is on track to be completed by early 2013.

Early in the third quarter of 2012, the Company announced its plan to move the final inspection process stage of Curamik Electronics Solutions’ manufacturing operations from its site in Eschenbach, Germany to Hungary, keeping the final product inspection in close proximity to much of the customer base. The move is expected to enable more cost effective performance of the inspection operations. The Company expects the move to be completed during 2013 and related expenses and charges will be incurred in the second half of 2012 into 2013. The Company is not able to reasonably estimate those charges at this time.

The Company ended the third quarter of 2012 with cash and cash equivalents of $91.1 million. Capital expenditures were approximately $5.7 million for the third quarter of 2012 and are expected to total approximately $30 million for the year.

The Company reported gross margins of 33.0% in the third quarter of 2012 compared to 34.4% in the third quarter of 2011. Gross margins in the third quarter of 2012 were negatively impacted by the lost contribution from the decline in sales volumes and certain costs associated with the shutdown of the Bremen operation, as well as a decline in inventory levels during the period, but were favorably impacted by streamlining benefits of approximately $2.5 million for the quarter. Overall, the Company expects better operating profit leverage on future sales growth due to the lower cost structure now in place as a result of the streamlining initiatives.

The Company’s 2012 third quarter effective tax rate was a benefit of 446.6%. The tax rate benefited from net one-time discrete tax items of approximately $50.0 million, the most significant of which was the aforementioned reversal of the valuation allowance on the majority of the Company’s U.S. deferred tax assets, as well as a favorable mix of earnings in different taxing jurisdictions and the Company believes its effective tax rate in the fourth quarter of 2012 will be approximately 25%.

Bruce D. Hoechner, Rogers’ President and CEO commented: "Despite the difficulties we face in the global economy, we exit the third quarter with net sales up almost 3% over the second quarter and our streamlining initiatives helping us to offset market conditions. Our two largest businesses are both performing well and we believe that all of our businesses have strong growth prospects as we look toward the future. On the top line, we continue to win new designs in emerging application areas including 4G base station antennas, automotive, and impact protection materials for handheld electronics and in sporting apparel. Weakness in global infrastructure and capital spending continues to impact demand for our products targeting clean technology and mass transit markets. Looking ahead, we expect these market conditions to remain relatively flat through the end of the year. In the high speed digital market, we have delayed capital spending on capacity expansion as we work to align capacity with our latest view of market timing. For the fourth quarter of 2012, we forecast revenues between $129 to $135 million and non-GAAP earnings from continuing operations of between $0.69 and $0.79 per diluted share, which excludes any non-recurring severance and restructuring expenses related to the relocation of the Curamik inspection operations and any other special charges.”

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global technology leader in specialty materials and components that enable high performance and reliability of consumer electronics, power electronics, mass transit, clean technology, and telecommunications infrastructure. With more than 180 years of materials science and process engineering knowledge, Rogers provides product designers with solutions to their most demanding challenges. Rogers’ products include advanced circuit materials for wireless infrastructure, power amplifiers, radar systems, high speed digital; power electronics for high-voltage rail traction, hybrid electric vehicles, wind and solar power conversion; and high performance foams for sealing and energy management in smartphones, aircraft and rail interiors, automobiles and apparel; and other advanced materials for diverse markets including defense and consumer products. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, Belgium, China, Germany, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

This release contains statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “intends,” “believes,” “estimates,” “should,” “target,” “may,” “project,” “guidance,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such factors include, but are not limited to, changing business, economic, and political conditions both in the United States and in foreign countries, particularly in light of the sovereign debt crisis being experienced globally and the uncertain outlook for global economic growth, particularly in several of our key markets; increasing competition; any difficulties in integrating acquired businesses into our operations and the possibility that anticipated benefits of acquisitions may not materialize as expected; delays or problems in completing planned operational enhancements to various facilities; our achieving less than anticipated benefits and/or incurring greater than anticipated costs relating to streamlining initiatives or that such initiatives may be delayed or not fully implemented due to operational, legal or other challenges; changes in product mix; the development and marketing of new products and manufacturing processes and the inherent risks associated with such efforts and the ability to identify and enter new markets; the outcome of current and future litigation; our ability to retain key personnel; our ability to adequately protect our proprietary rights; the possibility that we may be required to recognize impairment charges against goodwill and non-amortizable assets in the future; increases in our employee benefit costs could reduce our profitability; the accuracy of our analysis of our potential asbestos-related exposure and insurance coverage; the fact that our stock price has historically been volatile and may not be indicative of future prices; changes in the availability and cost and quality of raw materials; changes in environmental regulation, which could increase expenses and affect operating results; our ability to accurately predict reserve levels; our ability to obtain favorable credit terms with our customers and collect accounts receivable; our ability to service our debt; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in foreign currency exchange rates; and changes in tax rates and exposure which may increase our tax liabilities. Such factors also apply to our joint ventures. We make no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statements, unless required by law. Additional information about certain factors that could cause actual results to differ from such forward-looking statements include, but are not limited to, those items described in our filings with the Securities and Exchange Commission, including in Item 1A, Risk Factors, to the Company’s Form 10-K for the year-ended December 31, 2011 and previously filed Form 10-Qs.

Additional Information and November 5, 2012 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

Website Address: http://www.rogerscorp.com

A conference call to discuss third quarter results will be held on Monday, November 5, 2012 at 9:00AM (Eastern Time).

A slide presentation will be made available prior to the start of the call. The slide presentation may be accessed on the Rogers Corporation website under the Investor Relations section of the following web page www.rogerscorp.com/ir

The Rogers participants in the conference call will be:

Bruce D. Hoechner, President and CEO
Robert C. Daigle, Senior Vice President and CTO
Dennis M. Loughran, Vice President Finance and CFO

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-855-859-2056 in the United States and 1-404-537-3406 internationally through 11:59PM (Eastern Time), Tuesday, November 13 2012. The passcode for the audio replay is 49593248.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com/ir. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three Months Ended		Nine Months Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net sales	$130,248	$147,344	$378,292	$426,773
Cost of sales	87,288	96,598	262,018	284,914
Gross margin	42,960	50,746	116,274	141,859

Selling and administrative expenses	26,255	27,462	73,117	78,001
Research and development expenses	4,838	5,361	14,685	16,198
Restructuring and impairment charges	1,766	-	9,980	-
Operating income	10,101	17,923	18,492	47,660

Equity income in unconsolidated joint ventures	1,773	1,290	3,735	4,041
Other income (expense), net	19	302	141	1,931
Net realized investment gain (loss)	-	(235)	(3,245)	(203)
Interest income (expense), net	(1,104)	(1,040)	(3,366)	(3,884)
Income before income tax expense	10,789	18,240	15,757	49,545

Income tax expense (benefit)	(48,187)	2,579	(47,973)	9,390
Income (loss) from continuing operations	58,976	15,661	63,730	40,155
Income (loss) from discontinued operations, net of income taxes	-	(1,305)	(108)	(4,236)
Net income	$58,976	$14,356	$63,622	$35,919

Basic net income (loss) per share:
Income from continuing operations	$3.58	$0.97	$3.90	$2.52
(Loss) from discontinued operations	-	(0.08)	(0.01)	(0.27)
Net Income	$3.58	$0.89	$3.89	$2.25

Diluted net income (loss) per share:
Income from continuing operations	$3.46	$0.93	$3.77	$2.40
(Loss) from discontinued operations	-	(0.08)	(0.01)	(0.25)
Net Income	$3.46	$0.85	$3.76	$2.15

Shares used in computing:
Basic	16,484,957	16,106,054	16,342,289	15,981,337
Diluted	17,024,137	16,934,423	16,903,224	16,713,837

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$91,101	$79,728
Restricted cash	929	-
Accounts receivable, net	88,581	77,682
Accounts receivable from joint ventures	6,418	1,640
Accounts receivable, other	2,965	3,819
Taxes receivable	3,019	2,713
Inventories	70,072	78,320
Prepaid income taxes	3,454	4,315
Deferred income taxes	7,618	2,146
Asbestos related insurance receivables	6,471	6,459
Other current assets	9,359	7,360
Assets held for sale	-	1,400
Assets of discontinued operations	-	50
Total current assets	289,987	265,632

Property, plant and equipment, net	146,943	148,182
Investments in unconsolidated joint ventures	20,524	23,868
Deferred income taxes	68,633	20,117
Goodwill and other intangibles	155,828	158,627
Asbestos related insurance receivables	21,262	21,943
Investments, other	5,000	5,000
Other long term assets	8,122	8,299
Long term marketable securities	-	25,960
Total assets	$716,299	$677,628

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$16,581	$15,787
Accrued employee benefits and compensation	34,875	30,135
Accrued income taxes payable	671	1,799
Current portion of lease obligation	1,592	1,596
Current portion of long term debt	16,750	7,500
Asbestos related liabilities	6,471	6,459
Other current liabilities	10,776	15,368
Liabilities of discontinued operations	-	153
Total current liabilities	87,716	78,797

Long term debt	89,250	115,000
Long term lease obligation	6,847	7,610
Pension liability	46,545	68,871
Retiree health care and life insurance benefits	9,486	9,486
Asbestos related liabilities	21,468	22,326
Non-current income tax	18,559	17,588
Deferred income taxes	18,918	19,259
Other long term liabilities	635	435

Shareholders’ equity
Capital stock	16,570	16,221
Additional paid in capital	63,748	52,738
Retained earnings	395,721	332,099
Accumulated other comprehensive income (loss)	(59,164)	(62,802)
Total shareholders’ equity	416,875	338,256
Total liabilities and shareholders’ equity	$716,299	$677,628

Notes to Reconciliation of non-GAAP Financial Measures to the Comparable GAAP Measures

Non-GAAP Financial Measures

Management believes non-GAAP information provides meaningful supplemental information regarding the Company’s performance by excluding certain expenses that are generally non-recurring and accordingly may not be indicative of the core business operating results. The Company believes that this additional financial information is useful to management and investors in assessing the Company’s historical performance and when planning, forecasting and analyzing future periods. However, the non-GAAP information has limitations as analytical tools and should not be considered in isolation from, or as alternatives to, financial information prepared in accordance with GAAP.

	Q3 2012	YTD 2012
GAAP earnings per diluted share from continuing operations	$3.46	$3.77
Special item adjustments, net of tax:
Pension settlement charge	0.08	0.08
Closure of Bremen manufacturing operations in Germany	0.06	0.12
Severance and related charges	-	0.24
Impairment charge on auction rate security liquidation	-	0.10
Other special charges, net	0.03	0.07
US tax valuation allowance reversal	(2.74)	(2.74)
Other net discrete tax items	(0.20)	(0.20)
Total net special items	(2.77)	(2.33)

Non-GAAP earnings per diluted share from continuing operations	$0.69	$1.44

	Q3 2011	YTD 2011
GAAP earnings per diluted share from continuing operations	$0.93	$2.40
Special item adjustments, net of tax:
Derivative mark to market adjustments	0.02	0.02
Costs related to acquisition of Curamik	0.00	0.06
Net discrete tax items	(0.06)	(0.06)
Total net special items	(0.04)	0.02

Non-GAAP earnings per diluted share from continuing operations	$0.89	$2.42

In its press release dated July 31, 2012, the Company provided the following reconciliation of the non-GAAP earnings per diluted share guidance it provided at that time for the third quarter of 2012:

Reconciliation of non-GAAP to GAAP Earnings Per Share Guidance for the Third Quarter of 2012:

The following table includes non-recurring charges related to (i) payment of pension related benefits to Robert D. Wachob, former President and Chief Executive Officer who retired at the beginning of 2012, and (ii) the shutdown of the Company's manufacturing facility in Bremen, Germany. The reconciliation does not include non-recurring charges related to the move of Curamik’s final inspection operations to Hungary as such charges cannot be reasonably estimated as of the date of this press release.

Q3 2012
Guidance Q3 2012 GAAP earnings per diluted share from continuing operations	$0.45 - $0.55
Add back one-time charges, net of tax:
(i) Estimated expense related to payment of pension benefits	0.09
(ii) Estimated cost related to Bremen shutdown	0.06
Guidance Q3 2012 non-GAAP earnings per diluted share from continuing operations	$0.60 - $0.70

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
Fax: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorp.com